 NEWS RELEASE

Release Date:	Tuesday, June 8, 2010

Release Time:	Immediate

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

Oneida, NY, June 8, 2010 – Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (NASDAQ:ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of June 22, 2010 and will be paid on July 7, 2010.

Kallet stated, “Oneida Financial Corp. has consistently paid cash dividends to our stockholders since the Company’s initial stock offering in 1998 on a semi-annual basis.”  Kallet continued, “In connection with the Company’s Plan of Conversion and second step stock offering currently in process, the Company indicated our intention to begin paying cash dividends on a quarterly basis.”

The Board of Trustees of Oneida Financial, MHC, the majority shareholder of the Company owning 55.0% of the outstanding common stock is waiving its receipt of this cash dividend payment.

Oneida Financial Corp. reported total assets at March 31, 2010 of $596.3 million and stockholders’ equity of $59.7 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and financial services company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management.  Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.